Exhibit 10.15

EXECUTION VERSION

EMPLOYMENT AGREEMENT

(Farmer Bros. Co. / Modaro)

This Employment Agreement (“Agreement”) is dated March 19, 2009 (the “Signing Date”), and made effective as of March 1, 2009 (the “Commencement Date”), between FARMER BROS. CO., a Delaware corporation (the “Company”), and HEIDI MODARO (“Modaro”) who agree as follows:

1.                                       Employment:  The Company hereby employs Modaro, and Modaro accepts employment from the Company, on the terms and conditions herein stated.

2.                                       Term of Employment:  The term of Modaro’s employment under this Agreement commenced on the Commencement Date and shall end when terminated under Section 7 below.

3.                                       Duties:  Modaro shall serve as Vice President Sales and Operations, Coffee & Tea of the Company, reporting to the Chief Operating Officer (“COO”).  Her general responsibilities shall include oversight responsibility for the Company’s direct store delivery sales and operations.  In addition to her general responsibilities, Modaro shall also perform such other duties as are consistent with her position and as are directed by the Company’s COO, Chief Executive Officer (“CEO”) or Board of Directors (“Board”).  Modaro shall devote to the Company’s business substantially all of her working time.  Service as a director or equivalent of other for-profit organizations shall require approval of the Board.

4.                                       Base Salary: Modaro shall receive an annual base salary of $250,000 payable in accordance with the Company’s normal payroll practice.  The annual base salary amount shall be reviewed annually by the Company and can be adjusted upward or downward by the Company from time to time but shall not be reduced below $250,000 per annum.

5.                                       Bonuses:

A.                                   On the next regular payday after the Signing Date, the Company shall pay Modaro a signing bonus of Fifty Thousand Dollars ($50,000).

B.                                     Modaro shall be entitled to participate in the Company’s 2005 Incentive Compensation Plan or any successor plan (“Plan”) each year commencing with fiscal 2009 so long as the Plan remains in effect and one or more of the Company’s other executive officers who are full-time Company employees (“Senior Executives”) also participate.  Under the terms of the Plan, the Compensation Committee will, in its discretion, and after consultation with Modaro, determine the Performance Criteria and all other variables by which Modaro’s bonus for such year will be measured.  The Target Award, as defined in the Plan, for fiscal 2009 and subsequent years shall be an amount equal to forty percent (40%) of Modaro’s base annual salary and such bonus as may be earned by Modaro for fiscal 2009 shall be a full year’s bonus (i.e., not pro-rated).  Except as provided in the preceding sentence, Modaro’s participation in the Plan is subject to all Plan terms and conditions. Under the terms of the Plan, no bonus is earned until awarded by the Compensation Committee after completion of the fiscal year, and the Compensation Committee may, in its discretion, reduce, entirely eliminate or increase the bonus indicated by the Performance Criteria and other Plan factors.  Modaro acknowledges receipt of a copy of the Plan.

C.                                     If Modaro is employed by the Company on the second anniversary of the Commencement Date (the “Vesting Date”), the Company shall pay Modaro on the next regular Company payday the sum of Two Hundred Thousand Dollars ($200,000).  If Modaro’s employment is terminated before the Vesting Date (i) by reason of Modaro’s death or Permanent Incapacity, (ii) by the Company without Cause, or by Modaro for Good Reason, the Company shall pay to Modaro the sum of Two Hundred Thousand Dollars ($200,000) upon termination and within ten (10) days after the release required under Section 8C below has been received by the Company and has become effective.

D.                                    For the avoidance of doubt, if Modaro’s employment is terminated before the Vesting Date by the Company for Cause or by Modaro without Good Reason, no retention bonus is payable under Section 5C above.

6.                                       Benefits: The Company will provide to Modaro (i) all benefits and perquisites provided by the Company from time to time to all Senior Executives, subject to the eligibility requirements and the terms and conditions of the benefit plans and perquisite policies (collectively “Executive Benefits”) and (ii) an educational benefit described below (“Educational Benefit”).  For the avoidance of doubt, the Executive Benefits include use of a Company car in accordance with the Company’s policy on Company cars, will receive four (4) weeks of vacation per year in accordance with the terms of the Company’s policy, group health insurance (PPO or HMO), life insurance,  business travel insurance, qualified retirement plan, 401(k) plan, employee stock ownership plan, cell phone, company credit card, expense reimbursement and coaching.  Not all of the foregoing Executive Benefits are 100% Company paid.  The Company reserves the right to alter or discontinue any or all such Executive Benefits, provided they are so altered or discontinued as to all Senior Executives.

The Company will also provide to Modaro tuition benefits equivalent to those provided by Sara Lee Corporation under its Executive MBA Program Policy — USA, as last updated as of November 8, 2005 (the “Policy”) which is incorporated herein by this reference, which benefits the Company will provide on the terms and subject to the conditions contained in such Policy, other than the “Scope” provision.

Modaro shall be entitled to participate in the Company’s 2007 Omnibus Plan as administered by the Company’s Compensation Committee.  On the first business day following the end of the blackout period which covers the Signing Date, Modaro will be granted 7,000 stock options and 700 shares of restricted stock.  The strike price of the options will be the closing price of the Company’s stock on such date.  The terms and conditions of the options and restricted stock shall be the same as those applicable to the grants made to the Company’s Senior Executives in 2008.  Modaro will be entitled to such future grants under the 2007 Omnibus Plan as are awarded to her by the Compensation Committee from time to time in its discretion.

7.                                       Termination:

A.                                   Modaro’s employment is terminable by the Company for Cause which shall consist only of (i) a repeated refusal to follow reasonable directions from the COO or CEO or Board after a warning; (ii) a material breach of any of Modaro’s fiduciary duties to the Company (a breach involving dishonesty or personal gain shall be deemed material regardless of the amount involved); (iii) conviction of a felony; (iv) commission of a willful violation of any law, rule or regulation involving moral turpitude; (v) commission of a willful or grossly negligent act or omission which has a material adverse effect on the Company; or (vi) commission of a material breach by Modaro of this Agreement which breach, if curable, is not cured within a reasonable time after written notice from the COO or CEO describing the nature of the breach in reasonable detail.

B.                                     Modaro’s employment shall terminate upon Modaro’s resignation, with or without Good Reason, death or “Permanent Incapacity,” as defined below.  “Permanent Incapacity” shall be deemed to have occurred if Modaro has been unable to perform substantially all of her employment duties under Section 3 on a substantially full time basis by reason of a mental or physical condition for a period of ninety (90) consecutive days or for more than one hundred eighty days (180) in any period of three hundred sixty-five (365) consecutive days.

Good Reason shall consist only of (i) the Company’s material breach of this Agreement, (ii) a material reduction in Modaro’s responsibilities, duties or authority, or (iii) a material relocation of Modaro’s principal place of employment more than fifty (50) miles from its present location; provided, however, that any such condition shall not constitute Good Reason unless both (x) Modaro provides written notice to the Company describing the condition claimed to constitute Good Reason in reasonable detail within ninety (90) days of the initial existence of such condition, and (y) the Company fails to remedy such condition within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of Modaro’s employment with the Company shall not be treated as a termination for Good Reason unless such termination occurs not more than one (1) year following the initial existence of the condition claimed to constitute Good Reason.

C.                                     Modaro’s employment shall terminate at the election of the Company at any time without Cause.

8.                                       Payments upon Termination:  In addition to any payment required by Section 5C above, the following amounts are payable upon termination of Modaro’s employment, as applicable:

A.                                   In the event of a termination for any reason, base salary at the then existing rate, shall be prorated and paid through the effective termination date, along with accrued and untaken vacation (subject to the Company’s vacation policy).  If termination is due to Modaro’s death or Permanent Incapacity, the Company shall also pay to Modaro upon termination an additional lump sum severance amount equal to the Target Award under the Company’s 2005 Incentive Compensation Plan which is applicable to Modaro for the fiscal year in which termination is effective or, if termination takes place before a Target Award for the then current fiscal year has been assigned to Modaro, forty percent (40%) of Modaro’s then annual base salary, in either case prorated for the partial fiscal year ending on the effective termination date.

B.                                     If termination occurs at the election of the Company without Cause or by Modaro’s resignation with Good Reason:  Modaro will receive as severance (i) an amount equal to her base salary at the rate in effect on the date of termination for a period of one (1) year, (ii) partially Company-paid COBRA coverage under the Company’s health care plan for herself and her spouse for one (1) year after the effective termination date (the Company will pay the same percentage of the coverage cost that it would have paid had Modaro’s employment not terminated) and (iii) an amount equal to Modaro’s bonus Target Award for the fiscal year in which the date of termination occurs (or, if no Target Award has been assigned to Modaro as of the date of termination, the average bonus paid by the Company to Modaro for the last three (3) completed fiscal years or for the number of completed fiscal years that Modaro has been in the employ of the Company if fewer than three, prior to the termination date), such amount to be prorated for the partial fiscal year in which the termination occurs.  Modaro is not obligated to seek other employment as a condition to receipt of the payments called for by this Section 8B, and Modaro’s earnings, income or profits from other employment or business activities after termination of her employment shall not reduce the Company’s payment obligations under this Section 8B.  Subject to Section 8C and Section 12J(ii), the amount referred to in clause (i) above shall be paid in installments in accordance with the Company’s standard payroll practices commencing in the month following the month in which Modaro’s Separation from Service occurs, and the amount referred to in clause (iii) above shall be paid in a lump sum within thirty (30) days after the end of the Company’s fiscal year in which Modaro’s Separation from Service occurs.  As used herein, a “Separation from Service” occurs when Modaro dies, retires, or otherwise has a termination of employment with the

Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

C.                                     As a condition to receiving the payment called for by Section 5C and the severance payments under Section 8B above, Modaro must execute and deliver to the Company within twenty-one (21) days following the termination of her employment (or such longer period as may be required under applicable law) a general release of claims against the Company other than claims to the payments called for by this Agreement, such release to be in form and content substantially as attached hereto as Exhibit A, and said release shall have become effective under applicable laws, including the Age Discrimination in Employment Act of 1967, as amended.

D.                                    All benefits other than payments and benefits payable under Sections 5B, 8A and 8B shall terminate automatically upon termination of Modaro’s employment except to the extent otherwise provided in the Company benefit plans or by law.

E.                                      Except as provided in Section 5C and this Section 8 or by applicable Company benefit plans or laws, Modaro shall not be entitled to any payments of any kind in connection with the termination of her employment by the Company.

9.                                       Employee Handbook and Company Policies: So long as she is employed by the Company, Modaro shall comply with, and shall be entitled to rights as set forth in the Company’s Employee Handbook which may be revised from time to time and other Company policies as in effect and communicated to Modaro from time to time.  In the event that there is a conflict or contradiction between the contents of the Employee Handbook or other such Company policies and the provisions of this Agreement, then the provisions of this Agreement will prevail.

10.                                 Confidential Information, Intellectual Property:

A.                                   Modaro acknowledges that during the course of her employment with the Company, she will be given or will have access to non-public and confidential business information of the Company which will include information concerning pending or potential transactions, financial information concerning the Company, information concerning the Company’s product formulas and processes, information concerning the Company’s business plans and strategies, information concerning Company personnel and vendors, and other non-public proprietary information of the Company (all collectively called “Confidential Information”).  All of the Confidential Information constitutes “trade secrets” under the Uniform Trade Secrets Act.  Modaro covenants and agrees that during and after the term of her employment by the Company she will not disclose such information or any part thereof to anyone outside the Company or use such information for any purpose other than the furtherance of the Company’s interests without the prior written consent of the CEO or Board.

B.  Modaro further covenants that for a period of one (1) year after her employment by the Company terminates, she will not, directly or indirectly, overtly or tacitly, induce, attempt to induce, solicit or encourage, or assist anyone in soliciting or encouraging (i) any customer of the Company to cease doing business with, or not to do business with, the Company or (ii) any employee of the Company to leave the Company.

C.  The Company and Modaro agree that the covenants set forth in this Section 10 are reasonably necessary for the protection of the Company’s Confidential Information and that a breach of the foregoing covenants will cause the Company irreparable damage not compensable by monetary damages, and that in the event of such breach or threatened breach, at the Company’s election, an action may be brought in a court of competent jurisdiction seeking a temporary restraining order and a preliminary injunction against such breach or threatened breach notwithstanding the arbitration provision of Section 12F below.  Upon the court’s decision on the application for a preliminary injunction, the court action shall be stayed and the remainder of the dispute submitted to arbitration under Section 12F.  The prevailing party in such legal action shall be entitled to recover its costs of suit including reasonable attorneys’ fees.

D.                                    The Company shall own all rights in and to the results, proceeds and products of Modaro’s services hereunder, including without limitation, all ideas and intellectual property created or developed by Modaro and which is related to Modaro’s employment.

11.                                 Integration with Change in Control Severance Agreement:  If Modaro becomes eligible for benefits under Section 3 of the Change in Control Severance Agreement executed concurrently herewith, the benefits provided by Section 4 of that Agreement shall be in lieu of, and not in addition to, the benefits provided by Section 8B of this Agreement, but the payment called for by Section 5C above shall not be affected.

12.                                 Miscellaneous:

A.                                   This Agreement and the Change in Control Severance Agreement and Indemnification Agreement entered into concurrently herewith contain the entire agreement of the parties on the subject of Modaro’s employment by the Company, all prior and contemporaneous agreements, promises or understandings being merged herein. This Agreement can be modified only by a writing signed by both parties hereto.

B.                                     Modaro cannot assign this Agreement or delegate her duties hereunder. Subject to the preceding sentence, this Agreement shall bind and inure to the benefit of the parties hereto, their heirs, personal representatives, successors and assigns.

C.            No waiver of any provision or consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.  This Agreement may be executed in counterparts (and by facsimile signature), each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

D.                                    Each party shall execute and deliver such further instruments and take such other action as may be necessary or appropriate to consummate the transactions herein contemplated and to carry out the intent of the parties hereto.

E.                                      This Agreement shall be construed in a fair and reasonable manner and not pursuant to any principle requiring that ambiguities be strictly construed against the party who caused same to exist.

F.                                      (i)                                     All disputes arising under or in connection with this Agreement, shall be submitted to a mutually agreeable arbitrator, or if the parties are unable to agree on an arbitrator within fifteen (15) days after a written demand for arbitration is made by either party, to JAMS/Endispute (“JAMS”) or successor organization, for binding arbitration in Los Angeles County by a single arbitrator who shall be a former California Superior Court judge.  Except as may be otherwise provided herein, the arbitration shall be conducted under the California Arbitration Act, Code of Civil Procedure 1280 et seq.  The parties shall have the discovery rights provided in Code of Civil Procedure 1283.05 and 1283.1.  The arbitration hearing shall be commenced within ninety (90) days after the selection of an arbitrator by mutual agreement or, absent such mutual agreement, the filing of the application with JAMS by either party hereto, and a decision shall be rendered by the arbitrator within thirty (30) days after the conclusion of the hearing. The arbitrator shall have complete authority to render any and all relief, legal and equitable, appropriate under California law, including the award of punitive damages where legally available and warranted. The arbitrator shall award costs of the proceeding, including reasonable attorneys’ fees and the arbitrator’s fee and costs, to the party determined to have substantially prevailed.  Judgment on the award can be entered in a court of competent jurisdiction.

(ii)                                  The foregoing notwithstanding, if the amount in controversy exceeds $200,000, exclusive of attorneys’ fees and costs, the matter shall be litigated in the Los Angeles County Superior Court as a regular non-jury civil action except that a former California Superior Court Judge selected by the parties or by JAMS, as hereinabove provided, shall be appointed as referee to try all issues of fact and law, without a jury, pursuant to California Code of Civil Procedure §638 et seq.  The parties hereto expressly waive a trial by jury. Judgment entered on the decision of the referee shall be appealable as a judgment of the Superior Court.  The prevailing party shall be entitled to receive its reasonable attorneys’ fees and costs from the other party.

G.                                     Payments to Modaro are subject to payroll deductions and withholdings if and to the extent required by law.  Salary payments will be reduced on a dollar-for-dollar basis by payments received by Modaro for disability under governmental or Company-paid disability insurance programs.

H.                                    All provisions of this Agreement which must survive the termination of this Agreement to give them their intended effect shall so survive.

I.                                         If any provision of this Agreement is determined to be unenforceable as illegal or contrary to public policy, it shall be deemed automatically amended to the extent necessary to render it enforceable provided the intent of the parties as expressed herein will not thereby be frustrated.  Otherwise the unenforceable provision shall be severed from the remaining provisions which shall remain in effect.

J.                                        (i)                                     It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject Modaro to payment of any additional tax, penalty or interest imposed under Code Section 409A.  The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Modaro.

(ii)                                  Notwithstanding any provision of this Agreement to the contrary, if Modaro is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Modaro’s Separation from Service, Modaro shall not be entitled to any payment or benefit pursuant to Section 8B until the earlier of (i) the date which is six (6) months after Modaro’s Separation from Service for any reason other than death, or (ii) the date of Modaro’s death.  Any amounts otherwise payable to Modaro upon or in the six (6) month period following Modaro’s Separation from Service that are not so paid by reason of this Section 12K(ii) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Modaro’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Modaro’s death).  The provisions of this Section 12J(ii) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A.

(iii)                               To the extent that any benefits pursuant to Section 8B(ii) or reimbursements pursuant to Section 6 are taxable to Modaro, any reimbursement payment due to Modaro pursuant to such provision shall be paid to Modaro on or before the last day of Modaro’s taxable year following the taxable year in which the related expense was incurred.  The benefits and reimbursements pursuant to such provisions are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Modaro receives in one taxable year shall not affect the amount of such benefits or reimbursements that Modaro receives in any other taxable year.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:	FARMER BROS. CO.,
a Delaware corporation

	By:	/s/ Roger M. Laverty III
Roger M. Laverty III,
President and Chief Executive Officer

MODARO:	/s/ Heidi Modaro
Heidi Modaro

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT

(FARMER BROS. CO. / HEIDI MODARO)]

EXHIBIT A

RELEASE AGREEMENT

I understand that my position with Farmer Bros. Co. (the “Company”) terminated effective                       , 20     (the “Separation Date”).  The Company has agreed that if I choose to sign this Agreement, the Company will pay me severance benefits (minus the standard withholdings and deductions) pursuant to the terms of the Employment Agreement entered into as of                          , 2009 between myself and the Company.  I understand that I am not entitled to this severance payment unless I sign this Agreement.  I understand that in addition to this severance, the Company will pay me all of my accrued salary and vacation, to which I am entitled by law regardless of whether I sign this release.

In consideration for the severance payment I am receiving under this Agreement, I acknowledge and agree that I am bound by the provisions of Sections 10A and 10B of my Employment Agreement and hereby release the Company and its current and former officers, directors, agents, attorneys, employees, shareholders, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether they are known or unknown, arising at any time prior to the date I sign this Agreement.  This general release includes, but is not limited to: all federal and state statutory and common law claims, claims related to my employment or the termination of my employment or related to breach of contract, tort, wrongful termination, discrimination, wages or benefits, or claims for any form of compensation.  This release is not intended to release any claims I have or may have against any of the released parties for (a) indemnification as a director, officer, agent or employee under applicable law, charter document or agreement, (b) severance and other termination benefits specifically provided for in my Employment Agreement which constitutes a part of the consideration for this release, (c) health or other insurance benefits based on claims already submitted or which are covered claims properly submitted in the future, (d) vested rights under pension, retirement or other benefit plans, or (e) in respect of events, acts or omissions occurring after the date of this Release Agreement.  In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction:  “A general release does not extend to claims which the creditor does not know or suspect to exist in her favor at the time of executing the release, which if known by him must have materially affected her settlement with the debtor.”

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”).  I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled.  I have been advised by this writing, as required by the ADEA that: (a) my waiver and release do not apply to any claims that may arise after my signing of this Agreement; (b) I should consult with an attorney prior to executing this release; (c) I have twenty-one (21) days within which to consider this release (although I may choose to voluntarily execute this release earlier); (d) I have seven (7) days following the execution of this release to revoke the Agreement; and (e) this Agreement will not be effective until the eighth day after this Agreement has been signed both by me and by the Company.

I accept and agree to the terms and conditions stated above:

/s/ Heidi Modaro
Heidi Modaro